Exhibit (h)(7)
EXHIBIT A
     THIS REVISED EXHIBIT A, dated as of June 10, 2011, is Exhibit A to that certain Sub-Administration Services Agreement dated as of December 4, 2006 between BNY MELLON INVESTMENT SERVICING (U.S.) INC. and HIGHLAND CAPITAL MANAGEMENT, L.P. This Exhibit A is revised for the addition of Highland Floating Rate Opportunities Fund shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
HIGHLAND LONG/SHORT EQUITY FUND
HIGHLAND HEALTHCARE FUND
HIGHLAND FLOATING RATE OPPORTUNITIES FUND

BNY MELLON INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Managing Director
Agreed:
HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	/s/ Brian Mitts

Name:	Brian Mitts

Title:	Treasurer